Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

UMB Financial Corporation:

We consent to the use of our reports dated February 25, 2016, with respect to the consolidated balance sheets of UMB Financial Corporation and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 25, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states UMB Financial Corporation chose to exclude from its assessment of the effectiveness of internal control over financial reporting, Marquette Financial Companies’ (Marquette) internal control over financial reporting, which was acquired on May 31, 2015. Marquette constituted approximately 6.1% of total assets for the year ended December 31, 2015. Our audit of internal control over financial reporting of UMB Financial Corporation also excluded an evaluation of the internal control over financial reporting of Marquette.

/s/ KPMG LLP

Kansas City, MO

April 5, 2016